Exhibit 99


                                        Media Contact:      Nancy Glass
                                                            319.295.2123

                                        Investor Contact:   David Brehm
                                                            319.295.7575


ROCKWELL COLLINS REPORTS RECORD SALES AND EARNINGS
COMPANY PROVIDES SALES AND EPS GUIDANCE FOR FY 2002

CEDAR RAPIDS, IOWA (NOVEMBER 6, 2001) - Rockwell Collins, Inc. (NYSE: COL) today reported record sales of $816 million for the fourth quarter ended September 30, 2001, which is an increase of $114 million or 16%, over the same period a year ago. Revenues for the fiscal year 2001 were $2.8 billion compared with $2.5 billion for fiscal year 2000.

          Net income for the fourth quarter of fiscal year 2001, before asset impairment and restructuring charges, increased to $82 million or 45 cents per share compared with $71 million, or 38 cents per share, in the fourth quarter of fiscal year 2000. Pro forma net income for fiscal year 2001, before asset impairment and restructuring charges, was $263 million, or $1.42 per share compared with $257 million or $1.35 per share last year.

          Free cash flow for the fourth quarter of fiscal year 2001 was exceptionally strong at $159 million (194% of net income) due to the strong fourth quarter financial results and an improvement in working capital.

          Clay Jones, president and chief executive officer of Rockwell Collins said, "We are very proud of our fourth quarter and full year performance. Despite a difficult economic environment, we have produced solid results and taken proactive steps to increase the efficiency of our operations while ensuring that our operating infrastructure remains in line with the revenue base."

          In connection with the unexpected decline in the air transport market caused by the events of September 11th, the Company has taken an asset impairment charge in the fourth quarter of fiscal year 2001 of $149 million ($108 million after tax, or 59 cents per share), primarily related to its in-flight entertainment product line. The Company also announced a comprehensive restructuring plan to reduce its workforce by approximately 2,800 employees or 16% and to streamline operations. Approximately 90% of the workforce reduction is expected to be completed by the end of the second quarter of fiscal year 2002. The restructuring charge taken in the fourth quarter of fiscal year 2001 amounted to $34

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                                       2

million ($22 million after tax, or 12 cents per share). Net income after the impairment and restructuring charge was $133 million or 72 cents per share for fiscal year 2001 (on a pro forma basis) and a loss of $48 million or 26 cents per share for the fourth quarter of fiscal year 2001.

          Following is a discussion of sales and earnings for each of Rockwell Collins' businesses for the fourth quarter and fiscal year 2001.


COMMERCIAL SYSTEMS

          Commercial Systems, which provides aviation electronics and in-flight entertainment products to air transport, business and regional aircraft manufacturers and airlines worldwide, posted fourth quarter fiscal year 2001 sales of $487 million, an increase of $41 million or 9% higher than last year's fourth quarter. Higher sales in the in-flight entertainment product line accounted for the majority of the increase. Commercial Systems' operating margin for the fourth quarter of fiscal year 2001 increased to 17.5% compared to 17.3% last year despite an increase in bad debt expense in the fourth quarter of fiscal 2001 of $7 million related to the increased risks associated with the airline industry.

          Revenues for fiscal year 2001 were $1.7 billion, an increase of $110 million or 7% higher than fiscal year 2000. The Sony Trans Com in-flight entertainment business acquired in July 2000 accounted for $96 million of the increase in revenues. Commercial Systems' operating margin for fiscal year 2001 was 17.2%, a decrease of 1.5 percentage points from the previous year primarily due to higher warranty costs related to the in-flight entertainment product line.


GOVERNMENT SYSTEMS

          Government Systems, which provides aviation electronics and other communications products to the United States government, foreign militaries and manufacturers of military aircraft, reported fourth quarter fiscal year 2001 sales of $329 million, an increase of $73 million or 29% higher than last year. The Kaiser business, which was acquired in December 2000, accounted for $69 million of the increase while higher sales in GPS and Data Link programs partially offset the decline in sales on a KC-135 aircraft retrofit program which was completed earlier in the year. Government Systems' operating margin for the fourth quarter of fiscal year 2001 increased to 17.6% compared to 16.8% in the prior year due primarily to lower operating costs.

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                                       3

          Revenues for the fiscal year 2001 were $1.1 billion, an increase of $200 million or 22% higher than fiscal year 2000. Kaiser added $207 million in revenues for the year and higher communication and navigation sales partially offset the 6% decline in revenue from the KC-135 aircraft retrofit program. Government Systems' operating margin for the fiscal year 2001 was 16.6%, one percentage point higher than last year due to a favorable resolution of a U.S. Government contract dispute in the current year and lower operating costs.


FIRST QUARTER AND FISCAL 2002 OUTLOOK

          "There exists an unusual number of risks and uncertainties in our commercial markets, including the financial condition of the airline industry and demand for air travel due to the events of September 11th," said Clay Jones. "However, we saw tremendous growth in our Government Systems business in both the fourth quarter and fiscal year 2001. This solid performance coupled with the restructuring actions taken in the fourth quarter, significant free cash flow generation, strong balance sheet and Rockwell Collins' lean operating culture allows us to move into fiscal year 2002 with confidence in the diversity and depth of our businesses to generate value for our shareowners."

          For fiscal year 2002, the Company currently anticipates revenues of approximately $2.5 billion with earnings per share between $1.15 and $1.25 after considering the effect of adopting the new accounting standard under which goodwill and certain intangibles will no longer be amortized. Free cash flow generation will be approximately $200 to $250 million for fiscal year 2002, excluding a non-recurring pension contribution to be made as a result of the spin-off. For the first quarter of fiscal year 2002, Rockwell Collins anticipates revenues of approximately $500 million and earnings per share between 20 and 25 cents.

          The fiscal year 2002 revenues and earnings per share estimates are based on the following assumptions:

          o Commercial Systems is expecting to see a revenue decline of approximately 20%.

               - For the air transport original equipment manufacturers market, we project Boeing and Airbus new aircraft production to be about 650 in the aggregate. The Company's aftermarket revenues in the air transport product line are anticipated to decline approximately 25%. The in-flight entertainment product line revenues are anticipated to decline approximately 40%.

               - Business and regional original equipment manufacturer aircraft build levels are projected to decline approximately 10%; however, due to the favorable


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                                       4

                    mix of aircraft where we have higher avionics content, our revenues will remain flat with fiscal year 2001. The Company's aftermarket revenues in the business and regional market are also anticipated to remain flat with fiscal year 2001.

          o Government Systems is expecting to see a revenue increase in the mid single digit range and will represent approximately 45% of total revenues for fiscal year 2002. The Company anticipates significant growth in the military aircraft display marketplace and modest growth in GPS applications and Data Link products which will help offset the decline in revenues related to a KC-135 aircraft retrofit program.

"Despite the declines in our commercial business we still remain committed to our research and development efforts that will position us for future growth," said Clay Jones. Company funded research and development as a percentage of sales will be approximately 10% for fiscal year 2002, the same as fiscal year 2001.

          Rockwell Collins President and CEO Clay Jones and Senior Vice President and CFO Larry Erickson will conduct a earnings conference call at 10:00 a.m. EST on November 6, 2001. Individuals may listen to the call on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software.

          This press release contains statements (including certain projections and business trends) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to the impact of the terrorist attacks on September 11, 2001 and their aftermath; the timing related to restoring consumer confidence in air travel; the health of the commercial aerospace industry; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the Company competes, such as changes in currency exchange rates, inflation rates, recession, foreign ownership restrictions and other external factors over which the Company has no control; demand for and market acceptance of new and existing products, including potential cancellation of orders by commercial customers; successful development of advanced technologies; competitive product and pricing

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                                       5

pressures; and the uncertainities of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof.

          Rockwell Collins (NYSE: COL) is a world leader in the design, production and support of communications and aviation electronics solutions for commercial and government customers worldwide. Additional information is available at www.rockwellcollins.com.



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                                        6

                             ROCKWELL COLLINS, INC.
                         SALES AND EARNINGS INFORMATION
                        FOURTH QUARTER ENDED SEPTEMBER 30
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         REPORTED                  PRO FORMA
                                                  ----------------------     ---------------------
                                                    2001         2000           2001      2000 (1)
                                                  ---------    ---------     ---------   ---------
SALES
Commercial Systems                                $     487    $     446     $     487   $     446
Government Systems                                      329          256           329         256
                                                  ---------    ---------     ---------   ---------
     Total sales                                  $     816    $     702     $     816   $     702
                                                  =========    =========     =========   =========

SEGMENT OPERATING EARNINGS
Commercial Systems                                $      85    $      77     $      85   $      77
Government Systems                                       58           43            58          43
                                                  ---------    ---------     ---------   ---------
     Total segment operating earnings                   143          120           143         120

Goodwill and purchase accounting amortization            (9)          (6)           (9)         (6)
Interest expense                                         (3)           -            (3)         (5)
Earnings (losses) from equity affiliates                  -           (1)            -          (1)
Restructuring and asset impairment charges             (183)           -          (183)          -
General corporate - net                                  (9)          (4)           (9)         (3)
                                                  ---------    ---------     ---------   ---------
INCOME BEFORE INCOME TAXES                              (61)         109           (61)        105

Income tax provision                                     13          (35)           13         (34)
                                                  ---------    ---------     ---------   ---------
NET (LOSS) INCOME                                 $     (48)   $      74     $     (48)  $      71
                                                  =========    =========     =========   =========

NET (LOSS) INCOME RECONCILIATION:
Net income before restructuring and asset impairment charges                 $      82   $      71
Restructuring and asset impairment charges, net of taxes                          (130)          -
                                                                             ---------   ---------
Net (loss) income                                                            $     (48)  $      71
                                                                             =========   =========

DILUTED (LOSS) EARNINGS PER SHARE:
Earnings per share before restructuring and asset impairment charges         $     .45   $     .38
Restructuring and asset impairment charges                                        (.71)          -
                                                                             ---------   ---------
Diluted (Loss) earnings per share                                            $    (.26)  $     .38
                                                                             =========   =========

Average outstanding diluted shares (2)                                           183.6       185.9
                                                                             =========   =========

     1) Pro forma net income for the fourth quarter ended September 30, 2000 includes adjustments necessary to present the Company's results of operations as if the spin-off of the Company from Rockwell International on June 29, 2001 had occurred at the beginning of each of the periods presented. These adjustments include interest expense on $300 million of commercial paper borrowings used to fund the pre-distribution payment to Rockwell International, and income and costs for retirement benefit assets and liabilities unrelated to the Rockwell Collins business, which were assumed in connection with the spin-off.

     2) Average outstanding diluted shares for the fourth quarter ended September 30, 2000 are based on Rockwell International's common shares and common share equivalents outstanding over the period presented, adjusted for the distribution ratio of one share of Rockwell Collins common stock for every one share of Rockwell International common stock. Diluted per share amounts are anti-dilutive for loss periods and as a result, diluted outstanding shares and per share amounts equal basic outstanding shares and per share amounts, respectively, for the fourth quarter 2001.

                             ROCKWELL COLLINS, INC.
                         SALES AND EARNINGS INFORMATION
                             YEAR ENDED SEPTEMBER 30
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         REPORTED                PRO FORMA (1)
                                                  ----------------------     ---------------------
                                                    2001         2000           2001        2000
                                                  ---------    ---------     ---------   ---------
SALES
Commercial Systems                                $   1,696    $   1,586     $   1,696   $   1,586
Government Systems                                    1,124          924         1,124         924
                                                  ---------    ---------     ---------   ---------
     Total Sales                                  $   2,820    $   2,510     $   2,820   $   2,510
                                                  =========    =========     =========   =========

SEGMENT OPERATING EARNINGS
Commercial Systems                                $     292    $     296     $     292   $     296
Government Systems                                      187          144           187         144
                                                  ---------    ---------     ---------   ---------
     Total segment operating earnings                   479          440           479         440

Goodwill and purchase accounting amortization           (39)         (15)          (39)        (15)
Interest expense                                         (3)           -           (17)        (20)
Earnings (losses) from equity affiliates                  1           (3)            1          (3)
Restructuring and asset impairment charges             (183)           -          (183)          -
General corporate - net                                 (31)         (23)          (26)        (21)
                                                  ---------    ---------     ---------   ---------
INCOME BEFORE INCOME TAXES                              224          399           215         381

Income tax provision                                    (85)        (130)          (82)       (124)
                                                  ---------    ---------     ---------   ---------
NET INCOME                                        $     139    $     269     $     133   $     257
                                                  =========    =========     =========   =========

NET INCOME RECONCILIATION:
Net income before restructuring and asset impairment charges                 $     263   $     257
Restructuring and asset impairment charges, net of taxes                          (130)          -
                                                                             ---------   ---------
Net income                                                                   $     133   $     257
                                                                             =========   =========

DILUTED EARNINGS PER SHARE:
Earnings per share before restructuring and asset impairment charges         $    1.42   $    1.35
Restructuring and asset impairment charges                                        (.70)          -
                                                                             ---------   ---------
Diluted earnings per share                                                   $     .72   $    1.35
                                                                             =========   =========

Average outstanding diluted shares (2)                                           185.5       190.6
                                                                             =========   =========

     1) Pro forma net income includes adjustments necessary to present the Company's results of operations as if the spin-off of the Company from Rockwell International on June 29, 2001 had occurred at the beginning of each of the periods presented. These adjustments include interest expense on $300 million of commercial paper borrowings used to fund the pre-distribution payment to Rockwell International, and income and costs for retirement benefit assets and liabilities unrelated to the Rockwell Collins business, which were assumed in connection with the spin-off.

     2) Average outstanding diluted shares for the year ended September 30, 2000 are based on Rockwell International's common shares and common share equivalents outstanding over the period presented, adjusted for the distribution ratio of one share of Rockwell Collins common stock for every one share of Rockwell International common stock. Average outstanding diluted shares for the year ended September 30, 2001 are based upon the average of (1) Rockwell International common shares and share equivalents outstanding for the first through third quarters adjusted as previously described, and (2) the actual Rockwell Collins share activity for the fourth quarter.

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                                       8

                             ROCKWELL COLLINS, INC.
                              SUMMARY BALANCE SHEET
                                  (IN MILLIONS)

                                                SEPTEMBER 30,     SEPTEMBER 30,
                                                    2001              2000
                                                -------------     -------------
ASSETS
Cash                                              $      60         $      20
Other current assets                                  1,579             1,291
Net property                                            448               393
Other assets                                            541               396
                                                  ---------         ---------
     Total assets                                 $   2,628         $   2,100
                                                  =========         =========

LIABILITIES AND SHAREOWNERS' EQUITY
Short-term debt                                   $     202         $       -
Other current liabilities                               933               803
Other liabilities                                       383               389
Shareowners' equity                                   1,110               908
                                                  ---------         ---------
     Total liabilities and shareowners' equity    $   2,628         $   2,100
                                                  =========         =========









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                                       9

                             ROCKWELL COLLINS, INC.
                         CONDENSED CASH FLOW INFORMATION
                          YEAR ENDED SEPTEMBER 30, 2001
                                  (IN MILLIONS)

OPERATING ACTIVITIES:
Net income                                                       $     139
Adjustments to arrive at cash provided by
   operating activities:
     Depreciation and amortization                                     131
     Asset impairment charges                                          149
     Receivables                                                      (104)
     Inventories                                                       (49)
     Accounts payable                                                   19
     Compensation and benefits                                           9
     Other                                                            (101)
                                                                 ---------
CASH PROVIDED BY OPERATING ACTIVITIES                                  193
                                                                 ---------

INVESTING ACTIVITIES:
Property additions                                                    (110)
Acquisitions of businesses, net of cash acquired                      (292)
Investments in affiliates                                               (3)
                                                                 ---------
CASH USED FOR INVESTING ACTIVITIES                                    (405)
                                                                 ---------

FINANCING ACTIVITIES:
Proceeds from short-term borrowings                                    202
Cash dividends                                                         (17)
Pre-distribution payment to Rockwell International                    (300)
Net transfers from Rockwell International                              366
                                                                 ---------
CASH PROVIDED BY FINANCING ACTIVITIES                                  251
                                                                 ---------

Effect of exchange rate on cash                                          1
                                                                 ---------

CHANGE IN CASH                                                          40
CASH AT BEGINNING OF YEAR                                               20
                                                                 ---------
CASH AT END OF YEAR                                              $      60
                                                                 =========